Exhibit 11.1.

ESOTERIC BREWING, LLC

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement on Form 1-A of our Independent Auditors' Reports dated May 22, 2018, relating to the balance sheet of Esoteric Brewing Company, LLC, and the related statements of operations, member's equity, and cash flows for those periods, and the related notes to the financial statement; as well as the auditor’s report dated April 20, 2018.

Franz CPAs, Inc.

By:	Anthony J. Borgerding

Title:	Audit Manager

Signature:	/s/ Anthony J. Borgdering

Cincinnati, Ohio

September 21, 2018